Exhibit 99.1
Geron Corporation Reports Third Quarter 2025 Financial Results and Recent Business Highlights

Achieved $47.2 million in RYTELO® net product revenue in Q3 2025

Completed enrollment in Phase 3 IMpactMF clinical trial evaluating imetelstat in relapsed/refractory myelofibrosis

Strengthened leadership team with appointment of Chief Commercial Officer and additional key executives

Announced one oral and four poster presentations accepted at the American Society of Hematology (ASH) 2025 Annual Meeting

Company to host conference call and webcast today, November 5, at 8:00 a.m. ET

FOSTER CITY, Calif., November 5, 2025 – Geron Corporation (Nasdaq: GERN), a commercial-stage biopharmaceutical company aiming to change lives by changing the course of blood cancer, today reported financial results for the third quarter of 2025 and recent business highlights.

"The high unmet need in lower-risk MDS is well known, and RYTELO is a therapy with a novel mechanism of action and the potential to significantly impact the treatment paradigm. There is work ahead of us to fully maximize the value of this therapy and ensure RYTELO reaches more patients,” said Harout Semerjian, President and Chief Executive Officer of Geron. “Geron is positioned, with our realigned leadership team, to strengthen commercial execution, increase both physician and patient awareness, and drive RYTELO sales in the U.S. We look forward to presenting meaningful data at ASH, enhancing our partnerships with the MDS community and conducting the interim analysis for the IMpactMF trial. Our actions are focused on creating value for our patients and shareholders.”

Recent Business Highlights

RYTELO
•Achieved net product revenue of $47.2 million in the third quarter of 2025.
•Demand was down 3% quarter-over-quarter, with opportunities to elevate brand awareness and clinical value communications.
•Number of ordering accounts is now approximately 1,150, an increase of approximately 150 quarter-over-quarter.
•Increased RYTELO presence at major hematology forums, such as the Society of Hematologic Oncology (SOHO) 2025 Annual Meeting.
•Announced that two abstracts highlighting data from the IMerge clinical trial in lower-risk MDS were accepted for presentation at the ASH 2025 Annual Meeting, including one oral presentation on the potential correlation between imetelstat clinical response rates and treatment-emergent cytopenias.

Clinical Pipeline
•Completed enrollment of 320 patients in the IMpactMF Phase 3 clinical trial evaluating imetelstat in relapsed/refractory myelofibrosis in September 2025.
•Expect IMpactMF interim analysis readout for overall survival in the second half of 2026 (when approximately 35% of patient events have occurred), and final analysis in the second half of 2028 (when approximately 50% of patient events have occurred).
•Announced three abstracts were accepted at the ASH 2025 Annual Meeting highlighting clinical data from Geron’s IMbark and IMproveMF clinical trials and the investigator-sponsored IMpress clinical trial.

Corporate Updates
•Announced the appointment of Ahmed ElNawawi (“Nawawi") as Executive Vice President, Chief Commercial Officer to advance the company’s strategic priorities, including driving growth, maximizing the potential of RYTELO, and strengthening the foundation for potential future portfolio expansion.
•Appointed three additional executives with expertise across technical operations, investor relations and corporate affairs, and portfolio management, further strengthening the company’s commercial, operational and development capabilities.

Third Quarter 2025 Financial Results
Cash and Marketable Securities
As of September 30, 2025, Geron had approximately $421.5 million in cash, cash equivalents, restricted cash and marketable securities, compared to $502.9 million as of December 31, 2024.

Net Loss
For the three months ended September 30, 2025, the Company reported a net loss of $18.4 million, or $0.03 per share, compared to $26.4 million, or $0.04 per share, for the three months ended September 30, 2024.

Revenues
Total product revenue, net for the three months ended September 30, 2025, was $47.2 million , compared to $28.2 million for the three months ended September 30, 2024.

Total revenues for the three months ended September 30, 2025 was $47.2 million, compared to $28.3 million for the three months ended September 30, 2024.Total revenues include license fees and royalties in addition to product revenue, net.

Costs and Operating Expenses
Total costs and operating expenses for the three months ended September 30, 2025 were $61.1 million, compared to $56.5 million for the three months ended September 30, 2024.

Cost of goods sold was approximately $1.0 million for the three months ended September 30, 2025, compared to $456,000 for the three months ended September 30, 2024, which consisted of costs to manufacture and distribute RYTELO.
Research and development expenses for the three months ended September 30, 2025 were $21.1 million, compared to $20.2 million for the same period in 2024. The increase in research and development expenses for the three months ended September 30, 2025, compared to the same period in 2024, was primarily due to increased chemistry, manufacturing, and controls (CMC) and personnel-related expenses. Geron expects research and development expenses to increase in the remaining quarter of 2025 over 2024 levels, primarily due to ongoing investments to support the Company’s CMC strategy.

Selling, general and administrative expenses for the three months ended September 30, 2025 were $39.0 million, compared to $35.9 million for the same period in 2024. The increase in selling, general and administrative expenses was primarily due to an increase in sales and marketing full-time employees and additional investment in marketing programs.

2025 Financial Guidance
For fiscal year 2025, the Company expects total operating expenses will be between $250 million and $260 million, compared to previously announced guidance of approximately $270 million to $285 million. Total operating expenses include non-cash items such as stock-based compensation expense, amortization of debt discounts and issuance costs, and depreciation and amortization.
Based on current operating plans and assumptions, the Company believes that its existing cash, cash equivalents, and marketable securities, together with anticipated net revenues from U.S. sales of RYTELO, will be sufficient to fund projected operating requirements for the foreseeable future.

Conference Call
Geron will host a conference call at 8:00 a.m. ET on Wednesday, November 5, 2025, to discuss business updates and third quarter 2025 financial results.

A live webcast of the conference call and accompanying presentation will be available on the “Investors & Media” page of the Company’s website at www.geron.com. A replay of the webcast will be archived and available on the Company's website.
About RYTELO (imetelstat)
RYTELO is an oligonucleotide telomerase inhibitor approved in the U.S. for the treatment of adult patients with LR-MDS with transfusion-dependent anemia requiring four or more red blood cell units over eight weeks who have not responded to or have lost response to or are ineligible for erythropoiesis-stimulating agents (ESAs). It is indicated to be administered as an intravenous infusion over two hours every four weeks.

In addition, RYTELO is approved in the European Union as a monotherapy for the treatment of adult patients with transfusion-dependent anemia due to very low, low or intermediate risk myelodysplastic syndromes without an isolated deletion 5q cytogenetic (non-del 5q) abnormality and who had an unsatisfactory response to or are ineligible for erythropoietin-based therapy.

RYTELO is a first-in-class treatment that works by inhibiting telomerase enzymatic activity. Telomeres are protective caps at the end of chromosomes that naturally shorten each time a cell divides. In LR-MDS, abnormal bone marrow cells often express the enzyme telomerase, which rebuilds those telomeres, allowing for uncontrolled cell division. Developed and exclusively owned by Geron, RYTELO is the first and only telomerase inhibitor approved by the U.S. Food and Drug Administration and the European Commission.

Please see RYTELO (imetelstat) full Prescribing Information, including Medication Guide, available at https://pi.geron.com/products/US/pi/rytelo_pi.pdf.

About IMpactMF Phase 3
IMpactMF is an open label, randomized, controlled Phase 3 clinical trial with registrational intent. The trial is designed to enroll approximately 320 patients with intermediate-2 or high-risk myelofibrosis (MF) who are relapsed after or refractory to prior treatment with a JAK inhibitor, also referred to as relapsed/refractory MF. Patients have been randomized to receive either imetelstat or best available therapy. The trial was fully enrolled in September 2025. The primary endpoint is overall survival (OS). Key secondary endpoints include symptom response, spleen response, progression free survival, complete remission, partial remission, clinical improvement, duration of response, safety, pharmacokinetics, and patient reported outcomes. For further information about IMpactMF, visit clinicaltrials.gov/study/NCT04576156.

About Geron
Geron is a commercial-stage biopharmaceutical company aiming to change lives by changing the course of blood cancer. Our first-in-class telomerase inhibitor RYTELO (imetelstat) is approved in the United States and the European Union for the treatment of certain adult patients with LR-MDS with transfusion-dependent anemia. We are also conducting a pivotal Phase 3 clinical trial of imetelstat in JAK-inhibitor R/R MF, as well as studies in other hematologic malignancies. Inhibiting telomerase activity, which is increased in malignant stem and progenitor cells in the bone marrow, aims to potentially reduce proliferation and induce death of malignant cells. To learn more, visit www.geron.com or LinkedIn.

Use of Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such statements, include, without limitation, those regarding: (i) the Company’s beliefs regarding the long-term potential of RYTELO as an important therapeutic for eligible patients with lower-risk MDS; (ii) the strength of RYTELO’s therapeutic profile and its novel mechanism of action and the potential to significantly impact the treatment paradigm in lower-risk MDS; (iii) the Company’s plans to fully maximize the value of RYTELO and ensure that it reaches more patients, along with the expected success of those efforts; (iv) the Company’s beliefs, plans and expectations regarding specific opportunities and investments the Company is making and its efforts to enhance its leadership team to deliver on the Company’s full potential, including driving growth, maximizing the potential of RYTELO and strengthening the foundation for potential future portfolio expansion, and the expected success of those efforts; (v) the Company’s plans and expectations regarding expanding the reach and impact of RYTELO and bolstering the Company’s commercial, operational and development capabilities, and the expected success of those efforts; (vi) the Company’s beliefs, plans and expectations regarding specific opportunities and investments the Company is making, and the expected success of those efforts, to strengthen U.S. commercial execution and bolster awareness and adoption of RYTELO across prescribers and patients; (vii) the Company’s actions focused on creating value for patients and shareholders and the expected success of those actions; (viii) the Company’s beliefs and expectations regarding uptake of RYTELO across a broader group of prescribers and long-term demand; (ix) the Company’s plans and expectations regarding the timing for the anticipated launch of RYTELO in select European countries; (x) that the Phase 3 IMpactMF trial in R/R MF has registrational intent and the Company’s beliefs regarding the progress and status of the trial and expected timing for the interim analysis occurring in the second half of 2026 and the final analysis occurring in the second half of 2028, together with the assumptions used in making these estimates; (xi) the Company’s beliefs regarding the significant market opportunity for imetelstat to treat R/R MF patients if the Phase 3 IMpactMF trial is positive and imetelstat is approved in this indication; (xii) the Company’s projections for total operating expenses for fiscal year 2025; (xiii) the Company’s projections and expectations regarding the sufficiency of its existing financial resources, together with U.S. sales of RYTELO, to fund its projected operating requirements for the foreseeable future; (xiv) that inhibiting telomerase activity aims to potentially reduce proliferation and induce death of malignant cells; and (xv) other statements that are not historical facts, constitute forward-looking statements. These forward-looking statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (a) whether Geron is successful in commercializing RYTELO for the treatment of certain patients with lower-risk MDS with transfusion dependent anemia and achieves market acceptance across the breadth of the eligible patient segments in RYTELO’s approved indication; (b) whether the FDA and European Commission will approve imetelstat for other indications on the timelines expected, or at all; (c) Geron’s plans to commercialize RYTELO in the EU and risks related to operating outside of the U.S.; (d) whether Geron overcomes potential delays and other adverse impacts that may be caused by enrollment, clinical, safety, efficacy, technical, scientific, intellectual property, manufacturing and regulatory challenges in order to have the financial resources for and meet expected timelines and planned milestones; (e) whether regulatory authorities permit the further development of imetelstat on a timely basis, or at all, without any clinical holds; (f) whether any future safety or efficacy results of RYTELO treatment cause its benefit-risk profile to become unacceptable; (g) whether imetelstat actually demonstrates disease-modifying activity in patients and the ability to target the malignant stem and progenitor cells of the underlying disease; (h) whether Geron meets its post-marketing requirements and commitments for RYTELO; (i) whether there are failures or delays in manufacturing or supplying sufficient quantities of RYTELO (imetelstat) or other clinical trial materials that impact commercialization of RYTELO or the continuation of clinical trials; (j) that the projected timing for the interim and final analyses of the Phase 3 IMpactMF trial in R/R MF may vary depending on actual death rates in the trial; and (k) whether Geron stays in compliance with and satisfies its obligations under its debt and synthetic royalty financing agreements. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s filings and periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors” and elsewhere in such filings and reports, including Geron’s quarterly report on Form 10-Q for the quarter ended June 30, 2025, and subsequent filings and reports by Geron. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events, or circumstances.

Financial tables follow.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended, September 30		Nine Months Ended, September 30
(In thousands, except share and per share data)	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue, net	$47,167	$28,209	$135,610	$28,989
Royalties	60	62	256	468
	47,227	28,271	135,866	29,457
Costs and operating expenses:
Cost of goods sold	1,043	456	3,439	473
Research and development	21,070	20,153	57,884	80,305
Selling, general and administrative	39,001	35,877	117,588	102,361
Total costs and operating expenses	61,114	56,486	178,911	183,139

Loss from operations	(13,887)	(28,215)	(43,045)	(153,682)

Interest income	4,264	4,877	14,072	14,448
Interest expense	(8,644)	(3,046)	(25,360)	(9,798)
Other income and (expense), net	(161)	(63)	(305)	(188)
Net loss	$(18,428)	$(26,447)	$(54,638)	$(149,220)

Basic and diluted net loss per share:
Net loss per share	$(0.03)	$(0.04)	$(0.08)	$(0.23)
Shares used in computing net loss per share	667,101,756	662,158,182	666,396,910	639,933,612

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2025	December 31, 2024
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$79,993	$80,876
Current marketable securities	302,415	327,550
Other current assets	139,934	82,566
Total current assets	522,342	490,992

Noncurrent marketable securities	39,063	94,519
Property and equipment, net	973	1,310
Deposits and other assets	5,004	6,960
	$567,382	$593,781

Current liabilities	$87,712	$88,298
Noncurrent liabilities	230,963	225,163
Stockholders’ equity	248,707	280,320
	$567,382	$593,781
Note 1:Derived from audited financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2024.

Investors and Media
Dawn Schottlandt
Senior Vice President, Investor Relations and Corporate Affairs
dschottlandt@geron.com

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